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                                                                    EXHIBIT 10.1

                               TECHNOLOGY LICENSES
                             AND SERVICES AGREEMENT





               ACKNOWLEDGMENT REGARDING CONFIDENTIAL INFORMATION:

        AER Energy Resources, Inc. (the "Company") acknowledges that certain confidential information is contained throughout this Technology Licenses and Services Agreement and therefore such confidential information has been omitted from the copy filed with this Current Report on Form 8-K and an asterisk (*) has been inserted indicating such omission at the exact place in the Agreement where such confidential information has been omitted. A copy of this Agreement without any omission of confidential information has been filed separately with the Secretary of the Commission as an attachment to a request for confidentiality with respect to the omitted information.




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                               TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS.............................................................2

ARTICLE 2 - RESEARCH AND DEVELOPMENT; CERTAIN PAYMENTS..............................7
     2.1    RESEARCH AND DEVELOPMENT PROGRAM........................................7
     2.2    PROGRAM PLANNING........................................................7
     2.3    TERMINATION AND REFUND..................................................7
     2.4    PRODUCT DEVELOPMENT PROCEDURES..........................................8
     2.5    TEST SERVICES...........................................................8
     2.6    DISCLOSURE OF INDEPENDENT RESEARCH......................................8
     2.7    CERTAIN PAYMENTS........................................................8

ARTICLE 3 - RIGHTS, OWNERSHIP, AND RELATED LICENSES.................................9
     3.1    DURACELL'S FULL OWNERSHIP OF PROGRAM TECHNOLOGY.........................9
     3.2    LICENSE OF AER TECHNOLOGY TO DURACELL...................................9
     3.3    LICENSES OF  PROGRAM TECHNOLOGY TO AER.................................10
     3.4    LICENSES OF AER TECHNOLOGY.............................................11
     3.5    DURACELL'S OPTION TO MAKE [    ]* CELLS................................11
     3.6    PRODUCT MARKING........................................................14
     3.7    NON-DISCRIMINATORY PRICING.............................................14

ARTICLE 4 - REPRESENTATIONS........................................................15
     4.1    NO CLAIMS..............................................................15
     4.2    AUTHORITY; NO VIOLATION; BINDING OBLIGATION............................15
     4.3    NO LICENSES............................................................15
     4.4    NO OTHER REPRESENTATIONS...............................................15

ARTICLE 5 - INDEMNIFICATION........................................................15
     5.1    INDEMNIFICATION........................................................15

ARTICLE 6 - INFRINGEMENT OF AER'S OR DURACELL'S PATENTS;
     OR OPPOSITION PROCEEDINGS BY THIRD PARTIES....................................16
     6.1    Third Party Infringement...............................................16

ARTICLE 7 - CONFIDENTIALITY........................................................17
     7.1    TRADE SECRETS AND OTHER CONFIDENTIAL INFORMATION.......................17
     7.2    NON-DISCLOSURE.........................................................17
     7.3    EXCEPTIONS.............................................................18

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* Confidential Information
                                        i


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

ARTICLE 8 - SOLE AND JOINT INVENTIONS; PATENT APPLICATIONS.........................18
     8.1    SOLE AND JOINT INVENTIONS..............................................18
     8.2    PATENT APPLICATIONS....................................................18

ARTICLE 9 - TERM AND TERMINATION...................................................19
     9.1    TERM; TERMINATION......................................................19
     9.2    CONTINUING OBLIGATIONS.................................................19
     9.3    CONTINUING LIABILITIES.................................................19

ARTICLE 10 - DEMI PAYMENTS, NET WORTH, ETC.........................................20
     10.1   DEMI AGREEMENT.........................................................20
     10.2   NET WORTH..............................................................20
     10.3   RETURN OF DURACELL EQUIPMENT...........................................20
     10.4   PERIODIC REPORTS.......................................................20

ARTICLE 11 - MISCELLANEOUS.........................................................20
     11.1   GOOD FAITH.............................................................20
     11.2   PRESS RELEASES.........................................................20
     11.3   [    ]* TECHNOLOGY.....................................................21
     11.4   INDEPENDENT CONTRACTORS................................................21
     11.5   OVERDUE PAYMENTS.......................................................21
     11.6   SEVERABILITY...........................................................21
     11.7   NO WAIVER..............................................................21
     11.8   GOVERNING LAW..........................................................21
     11.9   ARBITRATOR.............................................................21
     11.10  FORCE MAJEURE..........................................................22
     11.11  NOTICES................................................................22
     11.12  FURTHER ASSURANCES.....................................................23
     11.13  ASSIGNMENT.............................................................23
     11.14  AMENDMENT..............................................................25
     11.15  COUNTERPARTS...........................................................25
     11.16  SUCCESSORS, ETC........................................................25
     11.17  NO TERMINATION OF DEMI AGREEMENT.......................................25
     11.18  AER'S MERGER WITH APSI.................................................25

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* Confidential Information             ii


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                   TECHNOLOGY LICENSES AND SERVICES AGREEMENT

        THIS TECHNOLOGY LICENSES AND SERVICES AGREEMENT, entered into on September 24, 1998 but having an effective date of August 1, 1998 (the "Effective Date"), by and between Duracell Inc., a corporation duly organized and existing under the laws of the State of Delaware ("DURACELL") and AER Energy Resources Inc., a Georgia corporation having a place of business at 4600 Highlands Parkway, Suite G, Smyrna, Georgia 30082 ("AER"),

                                   WITNESSETH:

        WHEREAS, DURACELL has been engaged in the design and manufacture of alkaline cells, nickel metal hydride cells, lithium ion cells and zinc-air cells and possesses certain technical information, knowledge, know-how, patents, experience and expertise related to the design and manufacture of these cells and also has developed a patent portfolio related to these cells;

        WHEREAS, AER has been engaged in the design and pilot manufacture of rechargeable and primary zinc-air cells and batteries and possesses certain technical information, knowledge, know-how, patents, experience and expertise related to the design and manufacture of those zinc-air cells and batteries, and also has developed a patent portfolio related to AER's zinc-air technology;

        WHEREAS, the original portions of AER's air manager technology were licensed to Aerobic Power Systems, Inc., an Ohio corporation ("APSI"), from DEMI and CHEIKY (both as defined below), pursuant to a License Agreement dated July 19, 1989, as amended (the "DEMI Agreement");

        WHEREAS, APSI merged into AER on January 16, 1991, and AER succeeded to all of APSI's rights and obligations under the DEMI Agreement;

        WHEREAS, DURACELL wishes DEMI and CHEIKY to waive certain portions of the DEMI Agreement as applicable to DURACELL as a sublicensee;

        WHEREAS, AER's air manager technology is a key component of AER's patent portfolio;

        WHEREAS, DURACELL wishes AER to perform zinc-air development work related to [ ]* zinc-air cells and [ ]* zinc-air cells and batteries utilizing AER's zinc-air technology;

        WHEREAS, DURACELL wishes to obtain a complete ownership interest in the results of such development program, with DURACELL granting to AER certain non-exclusive rights;

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*  Confidential Information



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        WHEREAS, DURACELL wishes to license on a non-exclusive basis AER's existing and future technology for use in [ ]* cells and batteries;

        WHEREAS, DURACELL wishes to obtain an option for an exclusive license of AER's technology for [ ]* cells and batteries; and

        WHEREAS, AER will reap financial benefit and favorable publicity if the zinc-air technology developed is commercially successful;

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided;

        (a) "AER Technology" shall mean any information, know-how, knowledge, inventions, discoveries, improvements, trade secrets, Patents [ ]* and other proprietary rights of AER or AER's Affiliates currently existing as of the Effective Date as applied to [ ]* zinc-air cells and batteries and which include, without limitation, all of the rights to technology of DEMI licensed to AER pursuant to the DEMI Agreement as of the Effective Date. AER Technology does not include AER's Independent Research unless AER, in its sole discretion, agrees in writing to include a portion or portions of AER's Independent Research in AER Technology for no consideration, whereupon such AER Independent Research shall thereafter immediately and irrevocably become AER Technology for purposes of this Agreement, including, without limitation, Section 3.2.

        (b) "Affiliate" shall mean with respect to a specified Person, a corporation with respect to which such other Person owns, directly or indirectly, stock in such corporation possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in such corporation or a partnership or limited liability company with respect to which such other Person possesses, directly or indirectly, the right to direct the management and policies of such entity. For the purposes of this Agreement, The Gillette Company and its divisions other than DURACELL shall be considered Affiliates of DURACELL, and DEMI and CHEIKY shall not be considered as Affiliates of AER.

        (c) "Air Manager Design Guide" shall mean the design guide prepared by AER to facilitate the translation of AER Technology into battery products, as updated from time to time.

        (d) "Battery Manufacturer" shall mean only [ ]*.

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*  Confidential Information             2


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        (e) "Camcorder" shall mean a hand-held portable device for recording video images.

        (f) "Cellular Phone" shall mean a hand-held telephone not hardwired to an existing telephone cable system.

        (g) "CD Player" shall mean an apparatus for playing recordings contained on a compact diskette.

        (h) "CHEIKY" shall mean Michael Cheiky, a California resident who was formerly DEMI's Director of Research but is no longer employed by DEMI.

        (i) "Concept Phase" shall mean the time when the consumer needs and expectations with respect to a product design are clearly understood and documented such that the written output is a design brief. The design brief should contain the presently intended requirements, such as a certain number of prototypes to be determined by DURACELL, that must be assembled and tested for the product development process to be considered complete, and this time shall end at the start of the Engineering Phase.

        (j) "Consumer Product" shall mean a Camcorder, Cellular Phone, CD Player, or other device generally purchased by consumers, capable of being powered by a [ ]* Cell or a [ ]* Cell, solely or in combination with other power sources.

        (k) "[ ]* Cell" shall mean an individual [ ]* zinc-air cell with [ ]*, which cell is typically used in Consumer Products and has a [ ]*, including all components thereof such as, without limitation, electrodes, electrolyte, separators [ ]* and the individual cell enclosure, and shall also mean a battery comprised of multiple [ ]* Cells and the enclosure in which they are contained. "[ ]* Cell" shall not mean a battery comprised of multiple [ ]* cells which do not have [ ]*.

        (l) "[ ]* Sales" shall mean Net Sales of [ ]* Cells pursuant to the Exclusive [ ]* Cell License.

        (m) "DEMI" shall mean Dreisbach Electromotive Inc., a privately-owned Ohio corporation which is, together with CHEIKY, the licensor of certain AER Technology pursuant to the DEMI Agreement.

        (n) "DURACELL Technology" shall mean any information, know-how, knowledge, inventions, discoveries, improvements, trade secrets, Patents, and other proprietary rights of DURACELL or its Affiliates related to zinc-air cells and batteries currently existing as of the Effective Date which relate to [ ]* cells and batteries. DURACELL Technology shall not include DURACELL's Independent Research.

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*  Confidential Information             3

        (o) "Engineering Phase" shall mean the period beginning at the end of the Concept Phase and ending when the necessary engineering specifications and qualification deliverables set forth in the Program Objectives, as amended from time to time, are achieved in order to develop a new [ ]* Cell or [ ]* Cell, wherein the specifications and qualifications should enable the delivery of a quality product and process ready for further development in the Pre-production Phase.

        (p) "Equipment" shall mean any equipment used for carrying out any Process for Assembling [ ]* Cells or [ ]* Cells, or their respective components.

        (q) "Exclusive [ ]* Cell License" shall mean the exclusive license that may be granted by AER to DURACELL pursuant to Sections 3.5 and 11.13.

        (r) "First Sales Year" shall mean the one year period beginning on the first day of the first month following the date of the first commercial shipment against a purchase order to a customer for ultimate retail sale of one or more
[ ]* Cells by DURACELL which is subject to the Exclusive [ ]* Cell License.

        (s) "Independent Research" shall mean any research and related information, know-how, knowledge, inventions, discoveries, improvements, trade secrets, Patents and other proprietary rights created by DURACELL or DURACELL's Affiliates or created by AER or AER's Affiliates in each case after the Effective Date and which is not work conducted and which does not result from work conducted under the Program.

        (t) "Joint Inventions" shall mean inventions, discoveries, and improvements and the related Patents created by two or more inventors at least one of which is employed by DURACELL and at least one of which is employed by AER, and which would be owned by both DURACELL and AER equally absent the provisions of this Agreement.

        (u) "Net Sales" shall mean the gross selling price of a [ ]* Cell or [ ]* Cell when sold by DURACELL or AER or its respective Sublicensees or Affiliates to a third party, less the following: accepted returns from DURACELL's or AER's or DURACELL's or AER's Sublicensee's or Affiliate's customers and breakage for which DURACELL or AER or its respective Sublicensee or Affiliate gives credit to its customers, excise or other sales taxes which DURACELL or AER or its respective Sublicensee or Affiliate has to pay or absorb, customs duties and consular fees, transportation and insurance charges and packaging paid by DURACELL or AER respectively, sales commissions and other costs used to secure the sale, including but not limited to, fees paid to manufacturers' representatives and any other commercially acceptable promotional, quantity, trade or cash discounts or rebates. In the event that [ ]* Cells or [ ]* Cells are hard-wired by DURACELL or AER or its respective Sublicensee or Affiliate into Consumer Products then Net Sales will be determined on the basis of (x) the ratio of the raw materials costs of the [ ]* Cell or [ ]* Cell to the total raw materials costs of the entire Consumer Product times (y) the gross selling price of the Consumer Product when sold to a third party.

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*  Confidential Information             4


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        (v) "[ ]* Cell" shall mean a [ ]* zinc-air cell typically used in
Consumer Products [ ]* and shall include all components thereof such as, without limitation, electrodes, electrolyte, separators, [ ]* and cell casing, and shall also mean a battery comprised of multiple [ ]* Cells and all components thereof.

        (w) "Non-Exclusive [ ]* Cell License" shall mean the non-exclusive license that may be granted by AER to DURACELL pursuant to Section 3.5.

        (x) "Original Equipment Manufacturer" or "OEM" shall mean a manufacturer of electrical products, some of which are battery-operated, and which are assembled from components and which are sold as finished products or parts of finished products.

        (y) "Patents" means patents and patent applications including any legally enforceable patent rights which may issue on such applications in any country of the world. AER has previously delivered to DURACELL copies of the issued United States patents presently owned or licensed by AER relating to zinc-air technology. DURACELL has previously delivered to AER copies of the issued United States patents presently owned or licensed by DURACELL or its Affiliates relating to zinc-air technology.

        (z) "Person" shall mean any natural person, corporation, company, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

        (aa) "Pilot Line" means an assembly of Equipment which, when the Equipment includes a full complement of the necessary mechanical, electrical, pneumatic, and hydraulic components as agreed between DURACELL and AER, and human operators, and is operated in a Process of Assembling, yields the production of [ ]* Cells or [ ]* Cells at a minimum rate of one [ ]* Cell or [ ]* Cell per minute and a maximum rate of 12 [ ]* Cells or [ ]*
Cells per minute.

        (bb) "Pre-production Phase" shall mean the period of time beginning at the end of the Engineering Phase and concluding with AER's establishment of the manufacturability of the [ ]* Cell or [ ]* Cell.

        (cc) "Process for Assembling" shall mean any manufacturing process for fabricating or assembling or testing a [ ]* Cell or [ ]* Cell, or its components.

        (dd) "Production Line" shall mean an assembly of Equipment comprising various components, which, when the Equipment includes a full complement of the necessary mechanical, electrical, pneumatic, and hydraulic components as specified by DURACELL and AER, and human operators, and is operated in a Process of Assembling, yields the production of [ ]* Cells at a rate of at least 45 [ ]* Cells per minute.

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*  Confidential Information             5

        (ee) "Production Qualification" shall mean qualification of a [ ]* Cell according to a predetermined DURACELL/AER qualification plan which is designed to validate and evaluate product.

        (ff) "Program" shall mean the research and development program conducted by DURACELL and AER under this Agreement funded by DURACELL for the purpose of designing [ ]* Cells or [ ]* Cells under and limited to the research and development activities set forth in the currently approved version of the Program Objectives.

        (gg) "Program Objectives" shall mean the written statement of the currently approved research and development activities of the Program, as agreed to by AER and DURACELL, as amended from time to time. The Program Objectives will be amended from time to time upon mutual written agreement between DURACELL and AER. The version of the Program Objectives which results after amendment shall thereafter be known as the currently approved version of the Program Objectives, which shall set forth the currently approved research and development activities.

        (hh) "Program Technology" shall mean any information, know-how, knowledge, inventions, discoveries, improvements, trade secrets, Patents and other proprietary rights developed under the Program or which result from work conducted under the Program (and conceived or reduced to practice by AER or DURACELL or both or their respective Affiliates during the duration of the Program or within six months following termination of the Program and which result from the work conducted under the currently approved version of the Program Objectives). The Program Objectives and any and all work conducted by either DURACELL or AER personnel wherein such personnel are performing work under the Program Objectives shall be Program Technology. Independent Research shall not constitute Program Technology unless the party conducting the Independent Research agrees in writing in its sole discretion and in exchange for an agreed upon amount of cash or other agreed upon consideration that such Independent Research shall be used in connection with the Program Objectives and such Independent Research shall thereafter be considered as always having been Program Technology and not Independent Research. Once any proprietary rights become Program Technology they remain Program Technology forever regardless of the nature of the work conducted under later approved versions of the Program Objectives or the termination of this Agreement. AER shall record the transfer to DURACELL of any Patents (including Patent applications) included in AER's Independent Research which subsequently becomes Program Technology.

        (ii) "Second Sales Year" shall mean the one year period beginning on the day after the end of the First Sales Year.

        (jj) "Sole Inventions" shall mean inventions, discoveries, and improvements and their related Patents which relate to primary and not rechargeable batteries by an inventor or inventors

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*  Confidential Information             6
employed by only one of the parties, and which would be solely owned by the party employing said inventor or inventors absent the provisions of this Agreement.

        (kk) "Sublicense" shall mean any agreement by DURACELL or AER, as appropriate, with a Person, which grants to such Person the right to practice, subject to the terms of this Agreement, all or part of the rights already owned by or already licensed to DURACELL or AER.

        (ll) "Sublicensee" shall mean the recipient of a Sublicense.

        (mm) "Test Services" shall mean [ ]* Cell and [ ]* Cell testing work including, without limitation, such as may be conducted at the DURACELL Worldwide Technology Center in Needham, Mass. including measurement of performance, and resistance to abuse.

        (nn) "Third Sales Year" shall mean the one year period beginning on the day after the Second Sales Year.

             ARTICLE 2 - RESEARCH AND DEVELOPMENT; CERTAIN PAYMENTS

2.1 Research and Development Program. DURACELL and AER shall conduct the Program as set forth in the currently approved version of the Program Objectives. DURACELL shall conduct with AER personnel monthly technology reviews at AER's offices in Smyrna, Georgia or at a mutually acceptable location describing in reasonable detail all Program activities carried out since the date of the last such review (or, in the case of the first such review, since the date hereof) and the results thereof and determining what Program Technology, if any, has been developed since the last such review. After each such review, AER will prepare a written report summarizing such review, subject to approval by DURACELL, which approval shall not be unreasonably withheld.

2.2 Program Planning. DURACELL shall meet with AER before or upon the Effective Date, and thereafter shall meet with AER each calendar quarter to discuss the Program Objectives for the second successive quarter thereafter and the amount of any payments due AER for such second successive quarter, except that the initial meeting shall cover the work objectives and payments for the first two quarters. Final written agreement to any proposed changes in the Program Objectives, and the amount of any payments to AER for AER's work to be conducted or materials or Equipment to be ordered in such second successive quarter, shall be reached by the end of the second quarter preceding such second successive quarter. DURACELL's payments to AER for a quarter shall be made within five (5) days after the start of that quarter. Work shall not commence on the Program Objectives for a quarter unless DURACELL and AER have mutually agreed in writing on said objectives.

2.3 Termination and Refund. Program activities shall continue for the term of this Agreement, unless the Program is terminated earlier by either DURACELL or AER, at its sole discretion. Early termination of the Program does not prevent later reinstatement of the Program during the term of

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



this Agreement, but only if both parties first agree to reinstatement of the Program, nor shall termination of the Program affect any rights of the parties accrued under the Program prior to such termination. In the event that either party decides to terminate the Program, it may do so effective upon written notice to the other party at least ninety (90) days prior to the termination date, and upon any such termination effective other than at the end of a calendar quarter, AER shall promptly refund to DURACELL a pro rata portion of the amount paid by DURACELL pursuant to Section 2.2 for that quarter that is equal to the number of days remaining in the quarter following termination relative to the total number of days in that quarter, but less any non-cancelable expenses already committed to be spent by AER and less any expenses related to the Program already incurred by AER.

2.4 Product Development Procedures. Development of any new or improved [ ]* Cell or [ ]* Cell resulting from the Program will proceed under normal DURACELL product development procedures, from the Concept Phase through the Engineering Phase. AER and DURACELL will be responsible for the development of any new or improved [ ]* Cell or [ ]* Cell developed under the Program, from pre-production through production, as set forth more completely in the Program Objectives. AER's responsibilities will include cooperation with respect to all Production Qualification of [ ]* Cells or [ ]* Cells resulting from the Program. DURACELL will provide to AER details as how to conform to DURACELL's product development procedures.

2.5 Test Services. DURACELL will supply, at no cost to AER, Test Services to AER for DURACELL to carry out Production Qualification for the [ ]* Cells or [ ]* Cells developed under the Program.

2.6 Disclosure of Independent Research. Each quarter AER shall disclose to DURACELL information concerning AER's actual Independent Research during the prior quarters or proposed for the following quarter or quarters, and at DURACELL's sole discretion, each quarter DURACELL may disclose to AER information concerning DURACELL's actual Independent Research during the prior quarter or proposed for the following quarter or quarters.

2.7 Certain Payments. DURACELL will pay to AER $50,000.00 upon delivery to DURACELL of the [ ]* Design Guide. Notwithstanding Section 2.2 of this Agreement, DURACELL also will pay to AER the following: (a) upon execution and delivery of this Agreement by DURACELL, (i) $50,000.00 for the option for the Exclusive [ ]* Cell License; and (ii) $300,000.00 for work, materials and Equipment under the Program for 1998; and (b) during 1999: (i) $375,000.00 per quarter for work, materials and Equipment under the Program; and (ii) $1,100,000.00 in January 1999 for the option for the Exclusive [ ]* Cell License; provided that the amounts set forth in Section 2.7(b)(i) need not be paid following any termination of the Program if DURACELL has made a reasonable determination that there has been a fundamental adverse change in the market for [ ]* Cells or that the AER Technology and the Program Technology will not achieve the purposes intended by this Agreement.

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*  Confidential Information             8

               ARTICLE 3 - RIGHTS, OWNERSHIP, AND RELATED LICENSES

3.1 DURACELL's Full Ownership of Program Technology. AER hereby sells, assigns and conveys all right, title, and interest, immediately and irrevocably, to DURACELL, in all Program Technology.

3.2 License of AER Technology to DURACELL.

    (a) License. AER hereby grants to DURACELL and DURACELL's Affiliates the perpetual, non-exclusive, royalty-bearing, worldwide right and license under the AER Technology, with the right to grant Sublicenses, to make, have made, use, sell and offer to sell [ ]* Cells.

    (b) Air Manager Design Guide. At the time of the execution and delivery of this Agreement, AER will deliver to DURACELL a copy of the Air Manager Design Guide. AER will also deliver to DURACELL any updates to the Air Manager Design Guide.

    (c) Royalty Payments and Reports.

        (i) DURACELL shall pay to AER a royalty equal to [ ]* of the Net Sales of any [ ]* Cell covered by one or more unexpired Patents (including Patent applications) included within AER Technology sold by DURACELL or an Affiliate or Sublicensee of DURACELL, the [ ]* royalty rate being applicable for so long as AER is required to pay a royalty to DEMI under the DEMI Agreement and such rate shall decrease to [ ]* thereafter. Such royalty payments shall be made to AER on a calendar quarterly basis for sales made during the previous quarter and shall be paid to AER no later than forty-five (45) days following the end of such quarter. Such payment shall be made in U.S. dollars. For any transaction by DURACELL made in any foreign currency, the conversion to U. S. dollars will be at rates DURACELL uses as reflected in its financial statements from time to time.

        (ii) Accurate books of account shall be kept by DURACELL and shall be open for three (3) years following the close of the calendar year to which they pertain. At AER's written request, such records shall be inspected and reviewed for accuracy by DURACELL'S independent public accountants, which shall provide a written report to AER and DURACELL, and AER's independent public accountants shall have the right to review such report and the work papers prepared by DURACELL's independent public accountants related to products sold under this Agreement. Such inspection and review shall take place no more than once each year. DURACELL will pay for such inspection and review by DURACELL's independent public accountants. Prompt adjustment shall be made to the proper party to compensate for any errors or omissions disclosed by such inspection and review.

        (iii) Each payment of royalties shall be accompanied by a written report signed by an officer of DURACELL indicating the volume of [ ]* Cells subject to the royalty that were

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*  Confidential Information             9
sold to any customer by DURACELL or an Affiliate or Sublicensee of DURACELL during the calendar quarter, the Net Sales attributable thereto, and the calculation of the royalty payable. DURACELL shall furnish whatever additional information AER may reasonably request from time to time to enable AER to ascertain which products of DURACELL are subject to payment of royalties hereunder, and the amount of royalties payable thereon.

3.3     Licenses of  Program Technology to AER.

        (a) For [ ]* Cells. DURACELL hereby grants to AER and AER's Affiliates the perpetual, non-exclusive, royalty-bearing, worldwide, right and license under the Program Technology to make, have made (other than by Battery Manufacturers), use, sell and offer to sell (but not to Battery Manufacturers)
[ ]* Cells. AER shall have the right to grant Sublicenses of the right to make
[ ]* Cells under the Program Technology to OEMs, and to other Persons other than Battery Manufacturers which DURACELL approves, which approval shall be granted if the Sublicensee is a Person which intends to utilize the Program Technology in a manner which will generate aftermarket sales to DURACELL.

        (b) For Rechargeable Cells and Batteries. DURACELL further grants to AER the perpetual, non-exclusive, royalty-free, worldwide, paid-up, right and license under the Program Technology, with the right to grant Sublicenses, to make, have made, use, sell and offer to sell, without restriction, rechargeable cells and batteries utilizing the Program Technology.

        (c)    Royalty Payments and Reports.

               (i) AER shall pay to DURACELL a royalty equal to [ ]* of the Net Sales of any [ ]* Cell covered by one or more unexpired Patents (including Patent applications) included within Program Technology sold by AER or an Affiliate or Sublicensee of AER, the [ ]* rate being applicable for so long as AER is required to pay a royalty to DEMI under the DEMI Agreement and such rate shall increase to [ ]* thereafter. Such royalty payments shall be made to DURACELL on a calendar quarterly basis for sales made during the previous quarter and shall be paid to DURACELL no later than forty-five (45) days following the end of such quarter. Such payment shall be made in U.S. dollars. For any transaction by AER made in any foreign currency, the conversion to U.S. dollars will be at rates AER uses as reflected in its financial statements from time to time.

               (ii) Accurate books of account shall be kept by AER and shall be open to inspection and review, adjustments shall be made, expenses shall be borne and information shall be furnished, all in the manner set forth in Section 3.2(c).

               (iii) Each payment of royalties shall be accompanied by a written report signed by an officer of AER indicating the volume of [ ]* Cells subject to the royalty that were sold to any customer by AER or an Affiliate of AER during the calendar quarter, the Net Sales attributable

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



thereto, and the calculation of the royalty payable. AER shall furnish whatever additional information DURACELL may reasonably request from time to time to enable DURACELL to ascertain which products of AER are subject to payment of royalties hereunder, and the amount of royalties payable thereon.

3.4 Licenses of AER Technology. Subject to Section 3.5, AER may grant any license of AER Technology and AER Independent Research to any party, and nothing in this Agreement shall prevent AER from granting said non-exclusive, worldwide or territorially restricted licenses of AER Technology and AER Independent Research to one or more OEMs and other Persons (including Battery Manufacturers) to make, have made, use, sell and offer to sell (a) [ ]* Cells and (b) except as otherwise provided in Section 3.5, [ ]* Cells, and nothing in this Agreement shall limit in any way AER's ability to license zinc-air technology for use in [ ]* cells and batteries.

3.5     DURACELL's Option to Make [    ]* Cells.

        (a) During the period from the Effective Date through August 31, 2001 (the "Exclusive License Option Period"), DURACELL shall have the option to take the Exclusive [ ]* Cell License, as set forth in this Section 3.5. If DURACELL elects to exercise the option to take the Exclusive [ ]* Cell License, it shall provide written notice of such election to AER and shall make the payment provided for in Section 3.5(d)(i) below. Upon giving such notice and making such payment, the Exclusive [ ]* Cell License shall immediately be in full force and effect in accordance with the terms and conditions of this Section 3.5. Under the Exclusive [ ]* Cell License, DURACELL shall have a perpetual, worldwide, exclusive right and license under all Patents (including Patent applications) owned or licensed by AER at the time DURACELL takes the Exclusive [ ]* Cell License, and whether or not said Patents (including Patent applications) are developed under the Program, except for Patents and Patent applications licensed to AER by DURACELL under Section 3.3, with the right to grant Sublicenses, to make, have made, use, sell and offer to sell [ ]* Cells utilizing said Patents and Patent applications. Under the Exclusive [ ]* Cell License, DURACELL has the obligation to pay a royalty to AER. Such royalty shall be [ ]* of Net Sales. The Exclusive [ ]* Cell License will convert to non-exclusive if AER does not receive, during the six (6) year period beginning on the date of the effectiveness of the Exclusive [ ]* Cell License (as described above), a total of [ ]* from the sum of (i) royalty payments payable pursuant to this Section 3.5(a), (ii) the additional license fee payments provided for in Section 3.5(d) below, and (iii) any other payments DURACELL may wish to make to AER to reach the total of [ ]*. The terms and conditions of the Non-Exclusive [ ]* Cell License shall be as provided in Sections 3.5(e) and (f) and Section 3.7 below.

        (b) DURACELL shall pay to AER $1,150,000.00 for DURACELL's option to take the Exclusive [ ]* Cell License, such payments to be made as set forth in
Section 2.7. DURACELL shall be obligated to make these payments even if it determines that it does not wish to exercise the option to take the Exclusive [ ]* Cell License.

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*  Confidential Information            11

        (c) During the Exclusive License Option Period and during the period the Exclusive [ ]* Cell License is in effect, AER shall not license other Battery Manufacturers to make [ ]* Cells, nor make [ ]* Cells for Battery Manufacturers, nor work with Battery Manufacturers to develop [ ]* Cells, nor make [ ]* Cells for sale to others.

        (d) If DURACELL elects to exercise the option to take the Exclusive [ ]* Cell License, DURACELL shall pay to AER, in addition to the royalties provided for in Section 3.5(a), an additional license fee amount as follows:

               (i) upon DURACELL's exercise of the option to take the Exclusive [ ]* Cell License, an amount equal to [ ]* of DURACELL's then current forecast of [ ]* Sales for the First Sales Year;

               (ii) no later than the first day of the First Sales Year, an amount equal to [ ]* of DURACELL's then current forecast of [ ]* Sales for the First Sales Year;

               (iii) if the sum of the amounts paid by DURACELL to AER under clauses (i) and (ii) above is less than [ ]* of actual [ ]* Sales for the First Sales Year, DURACELL will pay such difference to AER no later than forty-five
(45) days following the end of the First Sales Year;

               (iv) no later than forty-five (45) days following the end of the Second Sales Year, an amount equal to [ ]* of [ ]* Sales for the Second Sales Year; and

               (v) no later than forty-five (45) days following the end of the Third Sales Year, an amount equal to [ ]* of [ ]* Sales for the Third Sales Year.

If the sum of the amounts previously paid by DURACELL to AER pursuant to Sections 3.5(d)(i) and (ii) exceeds an amount equal to [ ]* of actual [ ]* Sales for the First Sales Year, DURACELL shall notify AER and AER shall pay such excess to DURACELL within five (5) days thereafter.

               (vi) Accurate books of account with respect to [ ]* Sales for the First Sales Year, Second Sales Year and Third Sales Year shall be kept by DURACELL and shall be open for three (3) years following the close of the year to which they pertain. At AER's written request, such records shall be inspected and reviewed for accuracy by DURACELL'S independent public accountants, which shall provide a written report to AER and DURACELL, and AER's independent public accountants shall have the right to review such report and the work papers prepared by DURACELL's independent public accountants. Such inspection and review shall take place no more than once each year. DURACELL will pay for such inspection and review. Prompt adjustment shall be made to the proper party to compensate for any errors or omissions disclosed by such inspection and review.

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



               (vii) Each payment of additional license fee amount shall be accompanied by a written report signed by an officer of DURACELL, in a form reasonably acceptable to AER, showing a computation thereof, including without limitation the following: the number of [ ]* Cells by model number, product name or other readily identifiable product designation that were included in Net Sales by DURACELL for the year, the gross selling prices attributable to such products and detailing the deductions from the gross selling prices in computing the Net Sales attributable thereto. DURACELL shall furnish whatever additional information AER may reasonably request from time to time to enable AER to ascertain the additional license fee amount payable hereunder.

               (viii) Notwithstanding the foregoing, the maximum amount payable by DURACELL to AER as additional license fee under this Section 3.5(d) shall be [ ]*, but which amount is reduced as set forth in Section 3.5(d)(ix).

               (ix) DURACELL shall be entitled to credit against amounts payable by DURACELL under this Section 3.5 in respect of the First Sales Year an advertising allowance in the amount of [ ]* of the advertising expenditures of DURACELL during the First Sales Year applicable to products for which royalties would be payable under the Exclusive [ ]* Cell License; provided that such advertising allowance credit shall not exceed [ ]*, or [ ]* of the total amounts paid by DURACELL under this Section 3.5 in respect of the First Sales Year, whichever is less.

        (e) If DURACELL has made the payments required under Section 3.5(b) and does not elect to exercise the option to take the Exclusive [ ]* Cell License prior to September 1, 2001, DURACELL shall have a second option through August 31, 2004 to take the Non-Exclusive [ ]* Cell License. If DURACELL elects to exercise the option to take the Non-Exclusive [ ]* Cell License, it shall provide written notice of such election to AER. Upon giving such notice, the Non-Exclusive [ ]* Cell License shall immediately be in full force and effect in accordance with the terms and conditions of this Section 3.5. The royalty rate under the Non-Exclusive [ ]* Cell License shall be [ ]* of Net Sales. Under the Non-Exclusive [ ]* Cell License, DURACELL shall have a perpetual, worldwide, non-exclusive, royalty-bearing right and license under all of the Patents (including Patent applications) owned or licensed by AER, except for Patents and Patent applications licensed to AER by DURACELL under Section 3.3, with the right to grant Sublicenses, to make, have made, use, sell and offer to sell [ ]* Cells utilizing said Patents and Patent applications. Under the Non-Exclusive
[ ]* Cell License, AER would not be restricted in any way from licensing AER Technology to Battery Manufacturers or other Persons.

        (f) The Exclusive [ ]* Cell License shall become effective and be in full force and effect immediately upon the exercise by DURACELL of the option to take such Exclusive [ ]* Cell License, and the Non-Exclusive [ ]* Cell License shall become effective and be in full force and effect immediately upon the exercise by DURACELL of the option to take such Non-Exclusive [ ]* Cell License, in each case without the need for any further act or agreement in order to effectuate

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



such license. The terms of the Exclusive [ ]* Cell License and the Non-Exclusive [ ]* Cell License shall be governed by this Section 3.5 and the other applicable provisions of this Agreement (including without limitation Articles 5, 6, 7, 9, 10 and 11). If the parties hereto wish to provide for additional terms with respect to either such license which are not inconsistent with the terms and conditions set forth in this Section 3.5, the parties may negotiate such additional terms, but the failure of the parties to reach agreement with respect thereto shall not affect the validity of the Exclusive [ ]* Cell License or the Non-Exclusive [ ]* Cell License, as the case may be.

        (g) Notwithstanding the foregoing in this Section 3.5, if DURACELL terminates the Program pursuant to Section 2.3 prior to the end of the term of this Agreement, then AER shall have the option exercisable by written notice to DURACELL within one hundred eighty (180) days following such termination to repurchase and cancel DURACELL's option to obtain the Non-Exclusive [ ]* Cell License by paying to DURACELL an amount equal to fifty percent (50%) of the aggregate amount paid by DURACELL to AER under Section 3.5(b).

3.6 Product Marking. DURACELL and AER will mark in accordance with all applicable patent marking laws all products made, used or sold by either party.

3.7 Non-Discriminatory Pricing. AER agrees that, with respect to royalty rates applicable to DURACELL pursuant to Sections 3.2(c)(i), 3.5(a), 3.5(e), 11.13(h), 11.13(i) and 11.13(j), such rates will be adjusted prospectively to the extent necessary (but not above the rates set forth in this Agreement) so that DURACELL will have royalty rates for [ ]* Cells as favorable as the lowest royalty rate charged by AER for AER Technology or AER Independent Research used in [ ]* Cells for Retail Sale, and DURACELL will have royalty rates for [ ]* Cells as favorable as the lowest royalty rate charged by AER for AER Technology or AER Independent Research used in [ ]* Cells for Retail Sale, as applicable. Notwithstanding the foregoing, no such adjustment will be made if the lower royalty rate is charged by AER with respect to only an insignificant aspect of AER Technology or AER Independent Research; [ ]*. Upon execution thereof, AER will disclose to DURACELL any license which AER believes falls with the purview of the prior sentence. For purposes of this Section 3.7, "Retail Sale" shall mean the sale and subsequent distribution of a [ ]* Cell or a [ ]* Cell to replace a similar cell originally included in a Consumer Product, or to fill a cavity designed to use a [ ]* Cell or a [ ]* Cell where the Consumer Product is sold to consumers without first including a [ ]* Cell or a [ ]* Cell therein. "Retail Sale" shall not include the sale of [ ]* Cells or [ ]* Cells directly to OEMs for inclusion in a Consumer Product, and such sales by AER shall not affect the royalty rates applicable to DURACELL pursuant to Sections 3.2(c)(i), 3.5(a), 3.5(e), 11.13(h), 11.13(i) and 11.13(j).

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



                           ARTICLE 4 - REPRESENTATIONS

As of the Effective Date, DURACELL and AER each represents and warrants to the other that:

4.1 No Claims. To the best of its present knowledge and belief, there are no pending or threatened claims of Patent infringement, copyright infringement or misappropriation of trade secrets against it regarding the DURACELL Technology or AER Technology, respectively; and there are no pending or threatened claims against it which call into question its rights to license to the other the Program Technology or AER Technology, respectively, and it does not have under active consideration the seeking of a license under any specific Patent by reason of the potential infringement of such Patent by use of the Program Technology or AER Technology, respectively.

4.2 Authority; No Violation; Binding Obligation. The execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized by all necessary corporate action and do not conflict with, violate or constitute a default or breach under any agreement to which it is a party or any law, regulation or rule to which it or its assets are subject, and this Agreement constitutes its legal and binding obligation. AER represents and warrants to DURACELL that (a) the DEMI Agreement is in full force and effect, that AER is not in default under the DEMI Agreement, and so far as is known to AER, neither DEMI nor Cheiky is in default under the DEMI Agreement; and (b) the DEMI Agreement does not conflict with the provisions of this Agreement, as modified by the AER/CHEIKY/DEMI/DURACELL Agreement of even date herewith attached as Exhibit A.

4.3 No Licenses. AER represents and warrants to DURACELL that AER is not currently the grantor of any license to any Person under any AER Technology Patents.

4.4 No Other Representations. Except as provided in Sections 4.1, 4.2 and 4.3 neither DURACELL nor AER makes any representations or warranties with respect to the DURACELL Technology or AER Technology, respectively, or with respect to any [ ]* Cell or [ ]* Cell or Consumer Product or their subsequent manufacture, including without limitation, any representation or warranty regarding their operability, safety, functional effectiveness, or marketability, or with respect to the freedom from infringement of the Patents of others.

                           ARTICLE 5 - INDEMNIFICATION

5.1 Indemnification. DURACELL and AER shall each defend, hold harmless and indemnify the other and its past, present and future directors, officers, employees, Affiliates, successors, assigns, distributors and customers, whether wholesale or retail, during the term of this Agreement and thereafter from and against any and all liability, costs and expenses (collectively "Costs") arising out of (a) the death or injury to any person or persons or damage to property resulting from any negligence, fault or defect in the manufacture or design of products or components manufactured by or for it; or (b) its failure to comply with relevant laws, rules, regulations, ordinances, permits or

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



licenses. DURACELL and AER shall notify the other promptly in writing after notice of such claim is received, and each shall give the other reasonable assistance, at the other's expense, in the defense of such claim. Upon receipt of notice, whether formal or informal, direct or indirect, of any action for which indemnification may be available under this Section 5.1, the party receiving notice shall notify the other and senior management of both shall meet to discuss how to handle the matter.

            ARTICLE 6 - INFRINGEMENT OF AER'S OR DURACELL'S PATENTS;
                   OR OPPOSITION PROCEEDINGS BY THIRD PARTIES

6.1     Third Party Infringement.

        (a) In the event that one party learns of an infringement by a third party of DURACELL's or AER's Patents, or of an opposition proceeding by a third party attacking the validity of a DURACELL or AER Patent, it shall immediately provide the other party with a written statement of the facts of the infringement or opposition, to the extent known. Within a reasonable time thereafter, including time to satisfy itself as to the facts, with respect to a notice of a third party infringement, the owner of the Patent shall have the right to bring suit to enjoin such infringement and to recover damages therefor and to select counsel for the prosecution of any such infringement suit.

        (b) If one party chooses not to bring such an infringement suit, the other party may, at its own expense and in the name of the owner or in its own name, or both, bring suit to enjoin such infringement and to recover damages therefor and to select counsel for the prosecution of any such infringement suit.

        (c) Any damages collected in any suit pursued by a single party shall first be applied to the reimbursement of litigation expenses of the party bringing suit and second to the reimbursement of any reasonable expenses incurred by the other party in support of such suit. Any remaining damages shall belong to the party bringing suit.

        (d) If both parties jointly instigate infringement or opposition proceedings both parties shall share the costs and the receipt of damages on an equitable basis which shall be as agreed by the parties, or in the absence of such agreement, shall be based on a commercially reasonable determination of the respective interests of the parties in enjoining the infringement and the relative damages suffered.

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



                           ARTICLE 7 - CONFIDENTIALITY

7.1 Trade Secrets and Other Confidential Information. Non-public technology, data, methods, know-how, techniques, trade secrets and other information furnished or made available by either party hereunder, whether directly or indirectly ("Confidential Information" as further defined in the following paragraph), is for the receiving party's own use in the development, manufacture and sale of [ ]* Cells or [ ]* Cells, or in the use of Equipment, or in the practice of a Process of Assembling, and is to be kept confidential, by the receiving party during the term of this Agreement and for a period of five (5) years thereafter, or in the case of trade secrets, for so long as they remain trade secrets.

        "Confidential Information" shall be identified as information of either AER or AER's Affiliates, or DURACELL or DURACELL's Affiliates which:

        (a) if in written form, includes, but is not limited to, drawings, specifications, data, graphs and letters, and engineering specifications which have been marked by DURACELL or its Affiliates as either "DURACELL Proprietary" or "DURACELL Confidential"; or by AER or its Affiliates as "AER Proprietary" or "AER Confidential", prior to transfer to the receiving party; or

        (b) if in oral or visual form, has been preceded by an oral or written assertion of confidentiality and has been subsequently reduced to writing, marked confidential as provided in (a) above, by the disclosing party, and is delivered to the receiving party within thirty (30) days of such oral or visual disclosure; or

        (c) if in the form of samples of materials or parts or Equipment transmitted from one party to another, has been so designated with appropriate markings as provided in (a) above; or

        (d) includes knowledge of the other party's projects and general activities and any information not publicly disclosed relating to the business and future marketing or product development or product testing activities of the other party.

DURACELL and AER respectively and on behalf of their respective Affiliates agree that such Confidential Information is not to be given, sold or disclosed by the receiving party to any other party without the prior written consent of the disclosing party, except as authorized herein. The parties agree to use their best efforts to maintain the confidentiality of the Confidential Information disclosed to them and each shall use no less than the same safeguards as its uses to protect its own confidential information of a similar nature.

7.2 Non-Disclosure. The receiving party shall disclose Confidential Information only to its officers, employees, and third party consultants whose duties reasonably require familiarity with such information. The receiving party shall obtain from such third party consultants legally enforceable undertakings not to disclose Confidential Information, or knowledge or know-how

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



derived therefrom, to any other third party or use such information for any purposes other than those contemplated by this Agreement. Except as otherwise agreed by the parties, the receiving party shall be required to take such legal actions, at its own expense, as may be reasonably necessary to enforce such undertakings.

7.3 Exceptions. The confidentiality obligation of the receiving party under Sections 7.1 and 7.2 shall not apply to Confidential Information which:

        (a) is or becomes publicly known through no wrongful act of the receiving party or its employees;

        (b) is received by the receiving party without restriction from a third party without breach of any obligation of nondisclosure;

        (c) is or has been independently developed by the receiving party;

        (d) is publicly disclosed pursuant to a governmental or judicial requirement;

        (e) the receiving party can show was already in its possession at the time of disclosure hereunder and was not previously obtained from the disclosing party under a continuing obligation of confidentiality; or

        (f) is AER Confidential Information which is included in Program Technology to the extent it has already been published in a DURACELL Patent application or Patent.

           ARTICLE 8 - SOLE AND JOINT INVENTIONS; PATENT APPLICATIONS

8.1 Sole and Joint Inventions. The assignment provided and the licenses granted under Article 3 shall apply to Sole and Joint Inventions which are conceived under the Program. Joint Inventions conceived outside of the Program shall be jointly owned by AER and DURACELL but neither party shall license any Person with respect thereto without the prior written consent of the other party to this Agreement.

8.2 Patent Applications. Patent applications for the Program Technology shall be filed in the name of the inventors and assigned to DURACELL, which shall file and prosecute such Patent applications at its own expense. Each party shall cooperate with the other party to provide information and assistance in the preparation and prosecution of any Patent applications, including, without limitation, Joint Inventions conceived outside of the Program.

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



                        ARTICLE 9 - TERM AND TERMINATION

9.1 Term; Termination. Unless earlier terminated pursuant to this Section 9.1 or
Section 11.13, this Agreement shall terminate ten (10) years from the Effective Date. This Agreement may be terminated by either party in the event that the other party fails to perform any material obligation or undertaking to be performed by it under this Agreement, and such failure shall not be cured within ninety (90) days after written notice thereof from the other party, specifying in detail the nature of the breach and indicating the other party's intent to terminate this Agreement if such breach is not cured within such 90-day period; provided, however, that no such termination shall be permitted if the breaching party begins to remedy the breach within such 90-day period and pursues diligently such remedy and such breach is remedied within one hundred fifty
(150) days after such notice is given, and provided further that any failure to make payments due under this Agreement shall not be subject to such 90 and 150-day cure periods but shall be subject to only a ten (10)-day cure period.

9.2 Continuing Obligations. Upon termination of this Agreement as provided in this Article 9 or Section 11.13, all obligations undertaken by the parties hereunder, including, without limitation, DURACELL's and AER's obligations to continue to conduct the Program, shall terminate immediately, except as follows:

        (a) The licenses and options to obtain a license granted under this Agreement (Sections 3.2 through 3.7) shall continue in accordance with their terms following termination of this Agreement; provided, however, that if a party hereto terminates this Agreement due to a breach of a material obligation by the other party, the party terminating this Agreement may also terminate any licenses granted by it under this Agreement, and provided, further, that if this Agreement is terminated pursuant to Section 11.13, all licenses and options to obtain a license granted by DURACELL and AER shall be modified or terminate as set forth in Section 11.13; and

        (b) Articles 3 (except as otherwise provided in Sections 9.2(a) and 11.13), 5, 6, 7, 9, 10 and 11 shall remain in full force and effect.

9.3 Continuing Liabilities. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, or constitute a waiver of, or preclude either party from pursuing, any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

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



                   ARTICLE 10 - DEMI PAYMENTS, NET WORTH, ETC.

10.1 DEMI Agreement. If AER fails to pay DEMI the dollar amounts set forth on Appendix 4 of the DEMI Agreement (under the provisions of Section 2(b) thereof) or in the event AER fails to meet the minimum royalty payments as set forth in Appendix 5 of the DEMI Agreement, then within thirty (30) business days of the date any such payment is due, AER shall give notice to DURACELL in order to afford DURACELL the opportunity to make these payments to DEMI so as not to lose the exclusive worldwide right and license to use the Licensed Rights granted from DEMI and CHEIKY to AER. If DURACELL makes any such payment to DEMI on behalf of AER, AER will reimburse DURACELL within thirty (30) days after such payment by DURACELL.

10.2 Net Worth. AER will use its best efforts to maintain a positive net worth (total assets minus total liabilities as determined under generally accepted accounting principles, consistently applied) and pay its debts as they mature. If AER files a petition under Chapter 7 of the United States Bankruptcy Code, prior to so doing, it shall notify DURACELL of its intention to file such a petition, and upon request of DURACELL, AER will sell to DURACELL, for its then fair market value, any of AER's Pilot Line, Production Line, [ ]* Cells in inventory, [ ]* Cells in inventory, work in progress related thereto and related support tools and fixtures, and DURACELL may make an offer to purchase all or part of the AER Technology but AER shall be under no obligation to accept any such offer. The licenses set forth in this Agreement will survive any bankruptcy of AER pursuant to Section 365(n) of the United Sates Bankruptcy Code.

10.3 Return of DURACELL Equipment. If AER files a petition under Chapter 7 of the United States Bankruptcy Code, prior to so doing, it will return to DURACELL all materials and Equipment which have been designated for the Program and paid for by DURACELL.

10.4 Periodic Reports. Promptly after filing, AER will deliver to DURACELL copies of all periodic reports AER files with the Securities and Exchange Commission, and appropriate AER personnel will review such periodic reports with appropriate DURACELL personnel.

                           ARTICLE 11 - MISCELLANEOUS

11.1 Good Faith. DURACELL and AER will act in good faith to carry out their respective obligations under this Agreement.

11.2 Press Releases. DURACELL and AER will cooperate in the preparation of a press release announcing the execution and delivery of this Agreement and subsequent press releases describing material developments in their relationship. AER will not issue any press releases relating to this Agreement or DURACELL without DURACELL's written consent, which consent will not be unreasonably withheld.

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



11.3 [ ]* Technology. Nothing in this Agreement shall limit in any way DURACELL'S or AER's rights with respect to the ownership, development, license and sale of [ ]* battery technology.

11.4 Independent Contractors. The parties hereto are independent contractors and shall have no power, nor will either of the parties represent that either has any power, to bind the other party or to assume or to create any obligation or responsibility, expressed or implied, on behalf of the other party or in other party's name. This Agreement shall not be construed as constituting DURACELL, and AER as partners or as creating any other form of legal association which would impose liability upon one party for the act or failure to act of the other.

11.5 Overdue Payments. In addition to all other remedies available under this Agreement or applicable law, payments provided for in this Agreement shall, when overdue, be subject to a late payment charge calculated monthly at a fluctuating rate of interest equal to two percent (2%) over the prime rate (or equivalent designation) announced by Citibank, N.A., New York City, during delinquency; provided, however, that if the amount of such late payment charge exceeds the maximum permitted by law for any such charge, such charge shall be reduced to such maximum amount. In the event that such prime rate (or equivalent designation) shall be discontinued or become unavailable for any reason, the prime rate (or equivalent designation) of another bank in New York City shall be selected by AER and approved by DURACELL, which approval shall not be unreasonably withheld.

11.6 Severability. In the event that any part of this Agreement shall be determined to be in violation of any statute, rule of law, governmental regulation or decree of a court of competent jurisdiction, or unenforceable for any reason, such part shall be deemed severed from this Agreement, but the remainder of this Agreement shall continue in full force and effect.

11.7 No Waiver. The failure of either party to exercise any right or to demand the performance by the other party of duties required hereunder shall not constitute a waiver of any rights or obligations provided for herein.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with, and the legal relations between the parties hereto shall be determined in accordance with, the laws of the State of Connecticut, without regard to any laws relating to conflicts of law.

11.9 Arbitrator. If any dispute shall arise between the parties hereto as to any matter relating to this Agreement, or the breach hereof, the parties hereto shall negotiate with each other in good faith and attempt to reach an amicable resolution of such dispute. If, after negotiating in good faith, the parties are unable to resolve such dispute on an amicable basis within a period of ninety
(90) days, either party may submit the dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Hartford, Connecticut. The parties shall be bound by any award issued as a result of such arbitration and such

----------------------------
*  Confidential Information            21
award may be enforced by any court of competent jurisdiction. The State and Federal Courts of Connecticut, Georgia and New York shall be courts of competent jurisdiction for the purpose of this provision. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world and in any event service of any and all process on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in accordance with applicable law to the address set forth for such party in Section 11.11 (as the same may be changed pursuant to the provisions of Section 11.11), and service thus made shall be taken and held to be valid personal service upon such party.

11.10 Force Majeure. No party shall be liable to any other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotion, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by government or agency thereof, acts of God, storms, fires, accidents, labor disputes or strikes, sabotage, explosions or other similar or different contingencies, in each case, beyond the reasonable control of the respective party. If the performance of any obligation under this Agreement is delayed owing to any such causes for any continuous period of more than three
(3) months, the parties hereto shall consult with each other with respect to an equitable solution.

11.11 Notices. Any notice, request or other communication hereunder from one party to the other party shall be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by telecopier. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the day on which it is so mailed; provided, however, that any notice by telecopier shall be effective if receipt is confirmed and acknowledged by the party receiving such notice on the date of such receipt. For purposes of notice, the addresses of the parties shall be:

               If to DURACELL:      Donal B. Tobin or Paul I. Douglas
                                    Patent and Trademark Counsel
                                    The Gillette Company
                                    Prudential Tower Building
                                    Boston, MA 02199
                                    Telecopier:  (617) 421-7866

               with a copy to:      Kevin Loftus, Legal Department
                                    DURACELL North Atlantic Group
                                    Berkshire Corporate Park
                                    Bethel, CT  06801
                                    Telecopier:  (203) 796-4518

----------------------------
*  Confidential Information            22

               If to AER:           Mr. David W. Dorheim
                                    AER Energy Resources, Inc.
                                    4600 Highlands Parkway
                                    Suite G
                                    Smyrna, GA 30082
                                    Telecopier:  (770) 433-2286

        Any party may, by written notice to the other party in accordance with this Section 11.11, change the address or addressee to which notices, requests or other communications shall be given.

11.12 Further Assurances. DURACELL and AER shall execute and deliver such further documents and take such further actions as may be necessary or appropriate to carry out the provisions of this Agreement.

11.13 Assignment. This Agreement is personal to DURACELL, DURACELL having entered into this Agreement based upon the special knowledge, skill and abilities of AER. This Agreement may not be assigned by either party and shall not inure to the benefit of any trustee in bankruptcy, receiver or successor of any party without the prior written consent of the other party hereto; provided however, that any party may assign its rights and obligations under this Agreement to an Affiliate without the consent of the other party or parties provided that the assigning party hereto remains liable, together with any such assignee, for all of its respective obligations under this Agreement and provided further that notwithstanding anything to the contrary in this Agreement, either party shall have the right to assign or transfer all of its rights and obligations under this Agreement without the consent of the other in connection with the sale or transfer of all or substantially all of its business, whether by sale of stock, sale of assets, merger or otherwise, provided that the party acquiring such business assumes all of AER's obligations under this Agreement.

        Notwithstanding any of the provisions of this Agreement to the contrary, if AER transfers all of its rights and obligations under this Agreement without the consent of DURACELL in connection with the sale or transfer of all or substantially all of AER's business to a Battery Manufacturer or one or more of its Affiliates (collectively a "Manufacturer"):

        (a) AER will return to DURACELL all of DURACELL'S Confidential Information in its possession prior to such sale or transfer and AER will not disclose any of DURACELL's Confidential Information or Program Technology to the Manufacturer except that AER will be permitted to disclose Confidential Information of DURACELL to a third party to the extent otherwise permitted by
Section 7.3 of this Agreement;

        (b) the licenses granted by DURACELL to AER under Section 3.3 shall apply only to products AER is selling commercially on the date of such sale or transfer;

----------------------------
*  Confidential Information            23

        (c) the royalty rate for licenses granted by DURACELL to AER under
Section 3.3(a) shall increase to [ ]*;

        (d) the licenses granted by DURACELL to AER under Section 3.3 shall terminate three (3) years after the date of the closing of such sale or transfer, if DURACELL decides in its sole discretion to terminate such licenses;

        (e) DURACELL shall have no obligation to assist such Manufacturer with any research and development activities;

        (f) for twenty-four (24) months following such sale or transfer, AER will provide DURACELL with priority access to AER's production facilities as reasonably necessary to enable AER to fulfill its obligations to DURACELL;

        (g) DURACELL, in its sole discretion, may terminate the Program at any time after the execution and delivery by AER of a definitive agreement for the sale or transfer to a Manufacturer of all or substantially all of AER's business and at any time after the closing of such sale or transfer; provided, however, that, notwithstanding the provisions of Section 2.3, DURACELL shall not be required to give a 90-day notice of such termination and may make such termination effective immediately or upon such notice as DURACELL in its absolute discretion may determine;

        (h) the royalty rate normally payable by DURACELL to AER under Section 3.2(c) shall be reduced to [ ]* until July 19, 2004, and then reduced to [ ]* thereafter, but AER shall still owe royalties under the DEMI License as set forth therein;

        (i) (i) if such sale or transfer to a Manufacturer occurs prior to March 1, 2000, DURACELL shall have the option to take the Exclusive [ ]* Cell License prior to September 1, 2001, with the obligation to pay royalties equal to [ ]* of Net Sales until July 19, 2004 and [ ]* thereafter, upon a one-time payment to AER or the Manufacturer no later than August 31, 2001 of [ ]*, but the period of exclusivity shall last only through the earlier of the (x) date which is [ ]* after the first commercial shipment by DURACELL or its Affiliate against a purchase order to a customer for ultimate retail sale of a [ ]* Cell, or (y) sixty (60) months after the date the option to take the Exclusive [ ]* Cell License is exercised, or (ii) if such sale or transfer to a Manufacturer occurs on or after March 1, 2000 but prior to September 1, 2001, DURACELL shall have the right to obtain the Exclusive [ ]* Cell License prior to the date which is eighteen (18) months following such sale or transfer, with the obligation to pay royalties equal to [ ]* of Net Sales until July 19, 2004 and [ ]* thereafter, upon a one-time payment to AER or the Manufacturer prior to the expiration of the eighteen (18) month period following such sale or transfer of [ ]*, but the period of exclusivity shall last only through the earlier of (x) the date which is [ ]* after the first commercial shipment by DURACELL or its Affiliate against a purchase order to a customer for ultimate retail sale of a [ ]* Cell, or (y) sixty (60) months after the date the option to take the Exclusive [ ]* Cell License is exercised; and

-----------------------------
*  Confidential Information            24

        (j) if such sale or transfer to a Manufacturer occurs prior to September 1, 2001 and DURACELL has already taken the Exclusive [ ]* Cell License under
Section 3.5, DURACELL shall have the option, at its sole discretion, to either
(i) continue under the provisions of Section 3.5 to pay royalties to AER to keep the Exclusive [ ]* Cell License in perpetuity (subject to conversion to non-exclusive as provided in Section 3.5) or (ii) converting to the [ ]* royalty, [ ]* payment and exclusivity periods provided for in Section 11.13(i). If DURACELL has already paid AER [ ]* under Section 3.5(d) and elects to convert to the aforementioned provisions of Section 11.13(i), DURACELL shall owe no further payments to AER under Section 3.5 other than royalties. If DURACELL has already paid more than [ ]* to AER under Section 3.5(d), AER shall retain all such funds. If DURACELL has paid less than [ ]* to AER under Section 3.5(d), DURACELL shall pay a total of [ ]* to AER no later than August 31, 2001 pursuant to Section 11.13(i).

        (k) if such sale or transfer to a Manufacturer occurs after DURACELL has paid [ ]* to AER under Section 3.5(a), DURACELL shall retain the Exclusive [ ]* Cell License as provided in Section 3.5, and the provisions of Sections 11.13(i) and (j), shall not apply.

        (l) AER will transfer to DURACELL all materials and Equipment which have been designated for the Program and paid for by DURACELL or, if requested by DURACELL, will pay to DURACELL the fair market value of such materials and Equipment.

11.14 Amendment. This Agreement may not be amended except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

11.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.16 Successors, Etc. The terms and conditions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies except as specifically set forth herein or therein.

11.17 No Termination of DEMI Agreement. AER will not terminate the DEMI Agreement without first giving DURACELL sufficient notice to enable AER's rights under the DEMI Agreement to be fully assigned to DURACELL.

11.18 AER's Merger with APSI. AER will supply corporate records to DURACELL, certified by the Georgia Secretary of State, establishing that Aerobic Power Systems, Inc. merged into AER Energy Resources, Inc.

                            [signatures on next page]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer or representative as of the date and year of first above written.

                                    DURACELL, INC.


                                    By:    /s/  Robert A. Burgholzer, Jr.
                                       --------------------------------------
                                    Name:  Robert A. Burgholzer, Jr.
                                    Title: Vice President and Controller


                                    AER ENERGY RESOURCES, INC.


                                    By:    /s/  David W. Dorheim
                                       --------------------------------------
                                    Name:  David W. Dorheim
                                    Title: President and Chief Executive Officer

                                List of Exhibits

A.      AER/CHEIKY/DEMI/DURACELL Agreement

                                    EXHIBIT A

                            AER/CHEIKY/DEMI/DURACELL
                                    AGREEMENT

        For $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AER Energy Resources, Inc., a Georgia corporation ("AER"), Michael Cheiky, a California resident ("Cheiky"), Dreisbach Electromotive, Inc., an Ohio corporation ("DEMI"), and Duracell, Inc., a Delaware corporation ("DURACELL"), hereby agree, as follows:

        1. DEMI Agreement. AER, Cheiky and DEMI represent and warrant to DURACELL that AER, Cheiky and DEMI are parties to a License Agreement dated as of July 19, 1989 (the "Original License Agreement"), which has been amended by the following agreements: DEMI/AER Air Manager Agreement dated as of January 16, 1992; Amended and Restated DEMI/AER Air Manager Agreement dated as of October 15, 1993; Consent to Partial Assignment of Royalties and Amendment No. 2 to License Agreement dated as of October 15, 1993 and Amendment No. 3 to License Agreement and Termination of Technology Assignment Agreement dated as of December 26, 1995, all by and among AER, Cheiky and DEMI. AER, Cheiky and DEMI further represent and warrant to DURACELL that (a) the Original License Agreement and the above-mentioned subsequent amendments and supplementary agreements represent all of the amendments and supplementary agreements relating to the Original License Agreement (the Original License Agreement and such amendments and supplementary agreements are herein referred to collectively as the "DEMI License"); and (b) the DEMI License is in full force and effect and no party is in default under the DEMI License.

        2. No Objections. Cheiky and DEMI agree that each has reviewed the Technology Licenses and Services Agreement dated September 24, 1998 between DURACELL and AER (the "DURACELL Agreement") and Cheiky and DEMI have no objections to the provisions of the DURACELL Agreement or AER's execution and delivery of the DURACELL Agreement.

        3. Non-Applicability of Certain Provisions. Section 11, the third sentence of Section 15, and Sections 17 and 18 of the DEMI License shall not apply to DURACELL, as a Sublicensee under the DEMI License.

        4. No Rights. Notwithstanding any provisions of the DEMI License to the contrary: (a) DEMI and Cheiky each shall have no rights to any Program Technology or DURACELL Technology or both (as "Program Technology" and "DURACELL Technology" are defined in the DURACELL Agreement), and (b) the last sentence of
Section 1(e) and the proviso to Section 2(a) of the DEMI License shall not apply to DURACELL, and (c) with respect to products which DURACELL or any of its Sublicensees manufactures, makes, has made, uses, sells, offers to sell or leases, DEMI or the Shareholders' Agent (as defined in the DEMI License) shall be paid royalties by AER under the DEMI License through July 19, 2004, only with respect to Net Sales (as defined in the DURACELL Agreement) for which DURACELL pays AER, and through July

19, 2004, AER will pay royalties to DEMI or the Shareholders' Agent at a rate of four percent (4%) of such Net Sales with respect to all Net Sales with respect to which DURACELL or any of its Sublicensees pays AER under the DURACELL Agreement. After July 19, 2004, no royalties will be owed by AER under the DEMI License. AER will use its best efforts to cause DURACELL to pay to AER all amounts owed by DURACELL to AER under the DURACELL Agreement. DEMI and Cheiky acknowledge and agree that under the DEMI License, AER and not its Sublicensees is responsible for paying royalties to DEMI; provided, however, that in the event DURACELL breaches the DURACELL Agreement by failing to pay royalties to AER in accordance with the provisions of the DURACELL Agreement and AER fails to cause DURACELL to meet its royalty obligations under the DURACELL Agreement within 60 days after the breach by DURACELL, (i) DEMI shall be entitled to proceed directly against DURACELL to recover any amounts owed by AER to DEMI under the DEMI License, and (ii) DEMI shall retain all rights under applicable law to seek damages and injunctive relief from DURACELL for DURACELL's use of patents and other Aerobic Power Technology (as defined in the DEMI License) owned by DEMI.

        5. Indemnification. DURACELL and AER shall each, severally but not jointly, defend, hold harmless and indemnify DEMI and its past, present and future directors, officers, employees, affiliates, successors and assigns, during the term of this Agreement and thereafter from and against any and all liability, costs and expenses (collectively "Costs") arising out of (i) the death or injury to any person or persons or damage to property resulting from any negligence, fault or defect in the manufacture or design of products or components manufactured by or for DURACELL or AER, respectively; or (ii) its failure to comply with relevant laws, rules, regulations, ordinances, permits or licenses. DEMI shall promptly notify DURACELL or AER or both, as appropriate, in writing after notice of such claim is received, and shall give DURACELL or AER or both, as appropriate, reasonable assistance at DURACELL's or AER's expense, respectively, in the defense of such claim. Upon receipt of notice, whether formal or informal, direct or indirect, of any action for which indemnification may be available under this Section 5, the party receiving notice shall notify the other or others and their senior management shall meet to discuss how to handle the matter.

        6. DURACELL Rights Continue. If AER ceases operations or terminates or proposes to terminate the DURACELL Agreement, or if the DEMI License is rejected in any proceeding under the United States Bankruptcy Code or other insolvency laws, Cheiky and DEMI shall allow DURACELL to maintain in force the licenses set forth in Sections 3.2 and 3.5 of the DURACELL Agreement and shall take no action to impair DURACELL's licenses set forth in Sections 3.2 and 3.5 of the DURACELL Agreement, upon payment directly to DEMI of the royalties set forth in the DEMI License which would be payable to DEMI by AER under the DEMI License with respect to products sold by DURACELL under the DURACELL Agreement.

        7. Future Amendments to DEMI License. During the term of the DURACELL Agreement, AER, Cheiky and DEMI agree that the DEMI License will not be amended or modified in a manner which adversely effects DURACELL without the written consent of DURACELL, which consent shall not be withheld unreasonably.

        8. No Other Changes. DEMI, Cheiky and AER agree that except as modified above, the DEMI License remains in full force and effect.

        Executed and delivered on September 17, 1998.

                                    AER ENERGY RESOURCES, INC.



                                    By:   /s/  David W. Dorheim
                                       -----------------------------------------
                                    Name:  David W. Dorheim
                                    Title: President and Chief Executive Officer




                                     /s/  Michael Cheiky
                                    --------------------------------------------
                                    Michael Cheiky


                                    DREISBACH ELECTROMOTIVE, INC.


                                    By:  /s/ C. L. Smythe, Jr.
                                       -----------------------------------------
                                    Name:  C. L. Smythe, Jr.
                                    Title: Chairman of the Board


                                    DURACELL, INC.



                                    By: /s/ Robert A. Burgholzer, Jr.
                                       -----------------------------------------
                                    Name:  Robert A. Burgholzer, Jr.
                                    Title: Vice President and Controller

                                      A-iii